Exhibit 10.1

AMENDED AND RESTATED CHANGE OF CONTROL/SEVERANCE AGREEMENT

This AMENDED AND RESTATED CHANGE OF CONTROL/SEVERANCE AGREEMENT (this “Agreement”), dated as of January 31, 2017 is entered into by and between PAREXEL International Corporation (together with all subsidiaries or affiliates hereinafter referred to as the “Company”) and Mark A. Goldberg (the “Executive”).

WHEREAS, the Executive remains a senior executive of the Company and continues to be expected to make major contributions to the Company;

WHEREAS, the Company desires continuity of management;

WHEREAS, the Executive is willing to continue to render services to the Company subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive and the Company have entered into an Amended and Restated Change of Control/Severance Agreement (the “Current Agreement”), dated as of October 31, 2008, and both parties desire to amend and restate the Current Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree that the Current Agreement is hereby amended and restated in its entirety as set forth in this Agreement:

1. Termination without Cause or for Good Reason.

If the Company terminates the Executive’s employment with the Company without Cause (as such term is defined in Section 6 below) other than due to the Executive’s death or Disability (as such term is defined in Section 6 below), or the Executive terminates his employment with the Company for Good Reason (as such term defined in Section 6 below), the Company shall provide the Executive with the Accrued Compensation (as such term is defined in Section 6 below), and, subject to the terms and conditions set forth in this Agreement, with the following severance benefits:

(a) The Company shall pay to the Executive as severance pay an amount (net of any required withholding) equal to the sum of (i) twenty-four (24) months of the Executive’s monthly base salary (at the highest monthly base salary rate in effect for the Executive in the twelve month period prior to the termination of his employment) (the “Base Salary Severance Component”), (ii) an amount (the “Benefit Component”) equal to two (2) times the sum of the value of all benefits the Executive receives (excluding medical and dental benefits, and life and accident insurance) immediately prior to the Executive’s last date of employment with the Company (the “Termination Date”) provided, however, that any such sum shall be reduced by an amount equal to (x) the amount of any benefit payment made in advance to the Executive for the year in which the Termination Date occurs (the “Pre-Paid Amount”), less (y) the result obtained by multiplying (A) the quotient obtained by dividing the Pre-Paid Amount by 365, by (B) the number of calendar days in the year of Termination up to and including the Termination Date, and (iii) subject to certification of the achievement of the applicable performance goal(s) under the annual incentive award plan1 following the end of the applicable performance period in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) (the “Bonus Certification”), two (2) times the greater of (x) the target amount of the Executive’s annual bonus under the Company’s Management Incentive Plan, as amended, and any successor bonus plan thereto, the “MIP”) for the fiscal year in which the Termination Date occurs or (y) the amount of the annual bonus paid to the Executive pursuant to the MIP for the fiscal year immediately prior to that in which the Termination Date occurs (the “Bonus Severance Component”). The Base Salary Severance Component and the Benefit Component shall be paid to the Executive in equal bi-monthly installments in accordance with the Company’s regular payroll practices for a twenty-four month period beginning on the Company’s first regular payroll date after the Release Effective Date (as such term is defined in Section 6 below). The Bonus Severance Component shall be paid to the Executive in equal bi-monthly installments in accordance with the Company’s regular payroll practices for a twenty-four month period beginning on the Company’s first regular payroll date after the later of (i) the date of the Bonus Certification or (ii) the Release Effective Date.

(b) In addition:

(1)	subject to the terms and conditions provided for by the law known as “COBRA”, and subject to the Executive’s timely election of COBRA and the Executive’s copayment of premium amounts at the active employee rate, the Company shall pay its share of premium payments as from time to time in effect for active employees for group medical and dental insurance through the earliest of (1) eighteen (18) months following the Executive’s Termination Date, (2) the date the Executive becomes eligible through new employment for medical and/or dental benefits substantially comparable to the benefits provided under the corresponding Company plan (“Comparable Medical and Dental Benefits”), or (3) the date Executive becomes ineligible for COBRA benefits (as applicable, the “COBRA Contribution Period”); provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code, and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. The Executive agrees to give prompt written notice of any subsequent employment he obtains during the COBRA Contribution Period that results in his eligibility for Comparable Medical and Dental benefits. Notwithstanding the foregoing, if the Executive has not become eligible through new employment for Comparable Medical and/or Dental Benefits prior to the date the COBRA Contribution Period

[1]	Solely for illustrative purposes, the current target under the PBP is positive adjusted operating income.

ends, the Company will, until the earlier of the date which is twenty-four months following the Executive’s Termination Date and the date the Executive becomes eligible through new employment for Comparable Medical and/or Dental Benefits, continue to pay its share of premium payments, as from time to time in effect for active employees; provided however that if the Executive is not eligible to continue on the Company’s group medical and/or dental plans following the end of the COBRA Contribution Period, the Company shall pay to the Executive an amount equal to six (6) times its then-current share of monthly premium payments, which payment shall be made in a single lump sum within ten (10) days following the end of the COBRA Contribution Period. If the Company determines, in its discretion, that it cannot pay its share of premium payments as described in this Section 1(b)(1) without income tax consequences to the Executive, the Company may instead provide an additional monthly amount of severance payment to the Executive sufficient to cover the employer share of the premium for the Executive’s group medical and dental insurance coverage for the period described above in this Section 1(b)(1) (but in all events for no longer than twenty-four (24) months), together with an amount sufficient to pay any taxes on such additional severance payments.

(2)	Further, the Company shall, until the earlier of twenty-four (24) months following the Executive’s Termination Date or the date the Executive becomes eligible through new employment for life and/or accident insurance substantially comparable to such benefits as provided to him by the Company (“Comparable Life and/or Accident Insurance”), provide the Executive with Comparable Life and/or Accident Insurance or reimburse the Executive for the costs of his obtaining Comparable Life and/or Accident Insurance. The Executive agrees to give prompt written notice of any subsequent employment he obtains prior to the date that is twenty-four (24) months following his Termination Date that results in his eligibility for Comparable Life and/or Accident Insurance.

(c) All unvested equity awards held by the Executive as of the Termination Date shall remain outstanding and shall automatically become 100% vested, exercisable, and issuable and any forfeiture restrictions thereon shall immediately lapse on the Release Effective Date, subject to the timely execution and nonrevocation of the Release Agreement as described in Section 6. Notwithstanding the foregoing sentence, if the Executive holds a performance-based equity award that vests based upon the achievement of performance metrics and the Executive’s termination of employment occurs prior to the last day of the applicable performance period for such award, then such award shall remain outstanding and shall be deemed earned (and vest) when (and only to the extent that) the Compensation Committee certifies that the relevant performance metrics have been achieved following the end of the applicable performance period, as if the Executive had remained employed through the end of the performance period.

(d) Any amounts and benefits set forth in this Section 1 shall be reduced by any and all other severance or other amounts or benefits with the exception of qualified or nonqualified retirement or deferred compensation benefits paid or payable to the Executive as a result of the termination of his employment for any reason, other than pursuant to this Agreement.

2. Termination Without Cause or for Good Reason Within Six Months Prior to or Twenty-Four Months following a Change of Control.

Notwithstanding the provisions of Section 1 above, if, within six (6) months prior to a Change of Control (provided that substantive discussions had already commenced that ultimately resulted in the Change of Control) or twenty-four (24) months following a Change of Control, the Company terminates the Executive’s employment without Cause other than due to the Executive’s death or Disability or the Executive terminates his employment with the Company for Good Reason, the Company shall, in addition to the Accrued Compensation, and subject to the terms and conditions set forth in this Agreement, provide the Executive with the following Change of Control severance benefits:

(a) The Company shall pay to the Executive, within thirty (30) calendar days following the Release Effective Date, a lump sum amount (net of any required withholding) equal to two (2) times the sum of: (i) his annualized base salary (at the highest annualized base salary rate in effect for the Executive in the twelve month period prior to the termination of his employment), (ii) an amount equal to the sum of the value of all benefits the Executive receives (excluding medical and dental benefits, and life and accident insurance) immediately prior to the Termination Date, provided, however, that any such sum shall be reduced by an amount equal to (x) the Pre-Paid Amount (as defined in Section 1(a) above), less (y) the result obtained by multiplying (A) the quotient obtained by dividing the Pre-Paid Amount by 365, by (B) the number of calendar days in the year of Termination up to and including the Termination Date, and (iii) the greater of (x) the target amount of the Executive’s annual bonus under the MIP for the fiscal year in which the Executive’s employment is terminated or (y) the amount of the annual bonus paid to the Executive pursuant to the MIP for the fiscal year immediately prior to that in which the Termination Date occurs.

(b) The Company shall provide the Executive with the benefits set forth in Section 1(b) above, subject to the same terms, conditions, and limitations as described therein; provided, however, that any payment made pursuant to the last sentence of Section 1(b)(1) shall be paid in a single-lump sum within thirty (30) calendar days following the Release Effective Date.

(c) All unvested equity awards held by the Executive as of the Termination Date shall remain outstanding and shall automatically become 100% vested, exercisable, and issuable and any forfeiture restrictions thereon shall immediately lapse on the Release Effective Date, subject to the timely execution and nonrevocation of the Release Agreement as described in Section 6. For purposes of the foregoing sentence, in the event the Executive holds a performance-based equity award that vests based upon the achievement of performance metrics and the Executive’s termination of employment occurs prior to the last day of the applicable performance period for such award, then such award be deemed earned as to the “target” level of performance.

(d) The Company shall provide the Executive with up to thirty-five thousand dollars ($35,000.00) of outplacement services through the placement agency of the Executive’s choice, to be used on or before the earlier of the date that is twelve (12) months following the Release Effective Date or the date on which the Executive secures other employment (with payment for such services to be provided by the Company directly to the outplacement agency).

(e) For the avoidance of doubt, any payments and benefits to which the Executive becomes entitled under this Section 2 shall be reduced in an amount and/or by the duration, as applicable, equal to the payments and/or benefits the Executive received pursuant to Section 1 prior to the effective date of the Change of Control, if any, and the Executive shall not be entitled to receive any further payments or benefits pursuant to Section 1. Further, any amounts and benefits set forth in this Section 2 shall be reduced by any and all other severance or other amounts or benefits with the exception of qualified or nonqualified retirement or deferred compensation benefits paid or payable to the Executive as a result of the termination of his employment for any reason, other than pursuant to this Agreement.

3. Termination Due to the Executive’s Death or Disability, or by the Company for Cause or by the Executive without Good Reason.

In the event of any termination of the Executive’s employment that is not pursuant to Section 1 or 2 of this Agreement, including without limitation the Executive’s termination by the Company for Cause, the Executive’s resignation without Good Reason, or termination due to the Executive’s death or Disability, the Executive shall be entitled only to the Accrued Compensation, and shall not be entitled to any other payments or benefits hereunder, regardless of when such termination occurs; provided, however, that in the event the Executive’s employment terminates due to his death or Disability, all unvested equity awards held by the Executive as of the Termination Date shall (i) in the event of a termination as a result of the Executive’s death, automatically become 100% vested, exercisable, and issuable and any forfeiture restrictions thereon shall immediately lapse on the Termination Date and (ii) in the event of a termination as a result of the Executive’s Disability, remain outstanding and shall automatically become 100% vested, exercisable, and issuable and any forfeiture restrictions thereon shall immediately lapse on the Release Effective Date, subject to the timely execution and nonrevocation of the Release Agreement as described in Section 6. For purposes of the foregoing, in the event the Executive holds a performance-based equity award that vests based upon the achievement of performance metrics and the Executive’s termination of employment due to death or Disability occurs prior to the last day of the applicable performance period for such award, then such award shall, as of the last day of the applicable performance period, be earned to the extent it would have been earned pursuant to the terms of such award had the Executive remained employed through the last day of the applicable performance period and automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, as of such last day of the applicable performance period.

4. Distributions. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

(a) It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(b) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement; and

(c) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(1)	Each installment of the payments and benefits that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(2)

Each installment of the payments and benefits due under this Agreement described in Section 4(c)(1) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Executive), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii)

(relating to separation pay upon an involuntary separation from service) or Treasury Regulation § 1.409A-1(b)(9)(iv) (relating to reimbursements and certain other separation payments). Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Date of Termination, from the Date of Termination to the date of payment. Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the separation from service occurs.

(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

5. Amended and Restated Key Employee Agreement.

As a condition of this Agreement and the effectiveness hereof, the Executive shall, at the same time he executes this Agreement, also execute and deliver to the Company the Amended and Restated Key Employee Agreement attached hereto as Exhibit A.

6. General.

(a) The Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Termination Date other than as set forth in this Agreement. Except as otherwise described in this Agreement, each equity award held by the Executive upon a termination of employment shall be treated in accordance with the applicable award agreement and/or plan document governing such award.

(b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(1)

“Accrued Compensation” shall mean: any accrued base salary earned by the Executive as of the date of termination, any accrued but unused PTO, and any amounts for reimbursement of any appropriate business expenses incurred by the Executive in connection with the performance of his duties for the Company, all to the extent unpaid on the Termination Date. The Executive’s entitlement to any other compensation or benefit under any plan of the Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(2)	“Change of Control” shall mean: The closing of: (i) a merger, consolidation, liquidation or reorganization of the Company into or with another Company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (including a “person” as such term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions; or (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred). Notwithstanding the foregoing, for any payments or benefits hereunder that are subject to Section 409A, the Change of Control must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(3)	“Cause” shall mean: (i) the commission by the Executive of a felony, either in connection with the performance of his obligations to the Company or which adversely affects the Executive’s ability to perform such obligations; (ii) the Executive’s gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or developments agreement in favor of the Company; or (iii) the commission by the Executive of an act of fraud or embezzlement or other acts in intentional disregard of the Company which result in loss, damage or injury to the Company, whether directly or indirectly.

(4)

“Good Reason” shall mean: That the Executive has complied with the “Good Reason Process” as defined below, following the occurrence of one or more of the following events without the Executive’s written consent: (i) the assignment to the Executive of any duties inconsistent in any adverse, material respect with his position, authority, duties or responsibilities or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) a material reduction in the aggregate of the Executive’s base compensation; (iii) a change by the Company in the location at which the Executive performs the Executive’s principal duties for the Company to a new location that is both (X) outside a radius of forty (40) miles from the Executive’s principal residence immediately prior to the Change of Control and (Y) more than thirty (30) miles from the location at which the Executive performed the Executive’s principal duties for the Company on the date of this Agreement; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the date of this Agreement; or (iv) a failure by the Company to obtain the agreement of the successor referenced in Section 6(d). “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that one of the foregoing “Good Reason” conditions has occurred; (B) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the Executive terminates his employment within two (2) years of the first occurrence of such condition. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(5)	“Disability” shall mean: the Executive’s becoming permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code).

(c) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive, except as otherwise expressly set forth herein.

(d) Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of the Company; provided, however, that as a condition of closing any transaction which results in a Change of Control, the Company shall obtain the written agreement of any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of the Company to be bound by the provisions of this Agreement as if such successor were the Company and for purposes of this Agreement, any such successor of the Company shall be deemed to be the “Company” for all purposes.

(e) Nothing in this Agreement shall create any obligation on the part of the Company or any other person to continue the employment of the Executive. By Employee’s execution of this Agreement, Employee acknowledges and agrees that Employee’s employment with the Company is “at will.”

(f) Nothing herein shall affect the Executive’s obligations under any key employee, non-competition, confidentiality, option or similar agreement between the Company and the Executive currently in effect or which may be entered into in the future, including without limitation the Amended and Restated Key Employee Agreement.

(g) The Company’s obligation to make any payments or provide any benefits under this Agreement (except the Accrued Compensation) is contingent upon the Executive’s entering into and complying with a separation and release of claims agreement in the form attached hereto as Exhibit B (the “Release Agreement”), which Release Agreement must be signed by the Executive and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following the Termination Date (such 60th day, the “Release Effective Date”). Notwithstanding the foregoing, if the 60th day following the Termination Date occurs in the calendar year following calendar year in which the Termination Date occurs, then the Executive shall not commence receiving any payments or benefits under this Agreement (except the Accrued Compensation) earlier than January 1 of such subsequent calendar year. In addition, to remain eligible to receive any payments or benefits pursuant to this Agreement, the Executive must comply with all post-employment obligations, including without limitation those in the Amended and Restated Key Employee Agreement. Further, the Company’s obligation to make any payments or provide any benefits hereunder (except the Accrued Compensation) is contingent upon the Executive, if applicable, having tendered his resignation from the Company’s Board of Directors and all offices the Executive holds in the Company (and any other boards on which the Executive serves or offices that he holds at the request of the Company), effective as of the date of the Executive’s termination. Finally, if the Executive has already entered into the Release Agreement as a result of a termination described in Section 1 of this Agreement at the time he becomes eligible to receive payments and benefits under Section 2 of this Agreement, the Company’s obligation to make any additional payments, provide any additional benefits or change the time at which any payments (in accordance with the terms of Section 2) are made, is contingent upon the Executive’s entering into and complying with an additional release of claims that shall release the Released Parties (as defined in the Release Agreement) from any and all claims by the Executive that may have arisen following his execution of the Release Agreement, including without limitation any claims relating to a Change of Control (the “Additional Release”).

(h) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement constitutes the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any prior negotiations, understandings or agreements concerning the subject matter hereof, whether oral or written, and may be amended or rescinded only upon the written consent of the Company and the Executive. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed and reformed to the fullest extent possible. The Executive may not assign any of his rights or obligations under this Agreement; the rights and obligations of the Company under this

Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

(i) This Agreement is intended to comply with the provisions of Section 409A and shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to the Executive or any other person for any actions, decisions or determinations made in good faith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

The Company: PAREXEL INTERNATIONAL CORPORATION

By:	/s/ Josef H. von Rickenbach
Name:	/s/ Josef H. von Rickenbach
Title:	Chairman and Chief Executive Officer

The Executive:

Signature:	/s/ Mark A. Goldberg
Printed Name:	Mark A. Goldberg

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